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                                                                    EXHIBIT 99.2
                    [LETTERHEAD OF WASTE MANAGEMENT, INC.]
                             FOR IMMEDIATE RELEASE


                                                        For Further Information:
                                                          Waste Management, Inc.
                                                                     Cherie Rice
                                                                  (713) 512-6548

                                                                      WMI #98-17


               WASTE MANAGEMENT REAFFIRMS COMMITMENT TO EASTERN
                             ENVIRONMENTAL MERGER

     HOUSTON, TEXAS (November 17, 1998) In anticipation of the Department of Justice filing suit in Federal District Court in New York City today objecting to the proposed merger between Waste Management, Inc. (NYSE:WMI) and Eastern Environmental Services, Inc. (NASDAQ: EESI), Waste Management reaffirmed the Company's commitment to the previously announced merger. The Company commented that while it is disappointed in the fact that the parties had not been able to come to an agreement without involving the courts, it will continue to seek a timely resolution with regulators.

     "While we agreed on resolutions for the majority of the markets involved, there remain a couple of markets for which the outcome is not settled," said John E. Drury, Chief Executive Officer of Waste Management. Mr. Drury added, "We remain confident in our position on the disputed markets, and ultimately expect the merger to be consummated."

     Waste Management, Inc., based in Houston, is the global leader in providing waste management services. In North America the Company operates throughout the United States, the District of Columbia, Canada, Puerto Rico, and Mexico serving municipal, commercial, industrial and residential customers.

     Certain statements provided in this release constitute forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties may cause actual results to differ materially from expected results and are described in detail in the Securities and Exchange Commission filings which have been made by Waste Management.

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